SECURITIES AND EXCHANGE COMMISSION
                                        Washington, D.C.  20549

                                              SCHEDULE 13G
                                Under the Securities Exchange Act of 1934
                             			       FORGN&CLNL EMRG MDDL EAST FD (EME)
                                            (Name of Issuer)
             	                 		 		          CTRY
                                					(Title of Class of Securities)
                                				          2347761
                                  				       (CUSIP Number)


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1) Names of Reporting Persons, IRS Identification Nos. of Above Persons:

	OTR - Nominee Name for The State Teachers Retirement Board of Ohio, 31-1312155
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2)	Check the appropriate box if a member of a group*   (a) [_]       (b) [_]
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3)	SEC Use Only
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4) Citizenship or Place of Organization

						Columbus, Ohio
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Number of Shares Beneficially Owned by Each Reporting Person With...

			5) Sole Voting Power..............	533527

			6) Shared Voting Power............	0

			7) Sole Dispositive Power.........	533527

			8) Shared Dispositive Power....... 0
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9) Aggregate Amount Beneficially Owned by Each Reporting Person....

                533527
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10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares*   [_]
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11) Percent of Class Represented by Amount in Row (9)........

          19.01%
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12)	Type of Reporting Person*..........	 EP
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 						                            SCHEDULE 13G
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Item 1	(a)	Name of Issuer
           This Statement on Schedule 13G relates to the shares of Instrument FORGN&CLNL EMRG MDDL EAST FD

     		(b)	Address of Issuer's Principal Executive Offices:

                                1285 Avenue of the Americas, New York NY 10019
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Item 2	(a)	Name of Person Filing:
           This Statement is filed by
           OTR - Nominee Name for The State Teachers Retirement Board of Ohio

     		(b)	Address of Principal Business Office:
           The business address of
           OTR - Nominee Name for The State Teachers Retirement Board of Ohio
			        is 275 East Broad Street, Columbus, Ohio  43215.

     		(c)	Citizenship:		Not Applicable

       (d) Title of Class of Securities:
           The securities are shares of CTRY.

       (e)	CUSIP No.:
           The CUSIP Number for the investment is 2347761.
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Item 3		Type of Person Filing:
        STRS is an employee benefit plan established for teachers of the public schools of Ohio to provide retirement allowances and other benefits under the terms of Chapter 3307 of the Ohio Revised Code.
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Item 4	OWNERSHIP

       (a) Amount Beneficially Owned:
           STRS owns 533527 shares of
	    		    FORGN&CLNL EMRG MDDL EAST FD CTRY.

		     (b)	Percent of Class:
           STRS believes that there are presently 2807000 outstanding shares of FORGN&CLNL EMRG MDDL EAST FD; therefore,
			        STRS' ownership of 533527 shares of
           FORGN&CLNL EMRG MDDL EAST FD CTRY
         	 stock is 19.01% percent of this class.

       (c) Number of Shares As To Which Such Person Has Power:
           (i)   Sole power to vote or to direct the vote...
                 533527

           (ii)  Shared power to vote or to direct the vote...
                 0

           (iii) Sole power to dispose or to direct the disposition of...
                 533527

           (iv)  Shared power to dispose or to direct the disposition of...
                 0

       shares of FORGN&CLNL EMRG MDDL EAST FD CTRY stock.

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Item 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  If this statements is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five (5) percent of the class of securities, check the following [ ].
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Item 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                    					       Not Applicable.
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Item 7	IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE
       SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    					       Not Applicable.
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Item 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    					       Not Applicable.
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Item 9	NOTICE OF DISSOLUTION OF GROUP

                     					       Not Applicable.
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Item 10	CERTIFICATION
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the issuer of such securities, and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.
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SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:     12/31/1999

OTR - Nominee Name for The State Teachers Retirement Board of Ohio 275 East Broad Street
Columbus, Ohio  43215
STEPHEN A. MITCHELL
/s/Stephen A. Mitchell
 ...........................................
Stephen A. Mitchell
Deputy Executive Director, Investments
614-227-4003